Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-151595 on Form S-8 of our report dated March 2, 2009 (June 11, 2009 as to footnote 15) relating to the consolidated financial statements and financial statement schedule of Lorillard, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”) appearing in this Current Report on Form 8-K of Lorillard, Inc. and subsidiaries.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
June 11, 2009